Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 26, 2010. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Charles B. Johnson, Gregory E. Johnson, J. Michael Luttig, and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Trustees:



Term Expiring        For   % of         % of  	       % of        % of Shares
2013                      outstanding Shares  Withheld outstanding Present and
                          Shares  Voted          Shares    Voting

Frank A. Olson     14,556,802 80.54%  96.02%   603,410  3.34%      3.98%
Constantine D.
Tseretopoulos      14,616,371 80.87%  96.41%   543,841  3.01%      3.59%
Charles B. Johnson 14,608,644 80.83%  96.36%   551,568  3.05%      3.64%
Gregory E. Johnson 14,605,115 80.81%  96.34%   555,097  3.07%      3.66%



Term Expiring        For   % of         % of            % of      % of Shares
2011             outstanding Shares Withheld outstanding Present and
                             Shares  Voted            Shares      Voting

J. Michael Luttig 14,595,245  80.76%  96.27%   564,967   3.13%       3.73%

*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Edith E. Holiday David W. Niemiec, Larry D. Thompson and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010.

	Shares Voted	% of outstanding Shares	  % of Voted Shares
For	 14,882,610	     82.35%             	   98.17%
Against	 142,945	      0.79%	                    0.94%
Abstain	 134,658	      0.75%	                    0.89%
Total	 15,160,213	     83.89%                       100.00%